Don Liu to join Invesco Mortgage Capital Inc. Board of Directors

Investor Relations Contact: Jack Bateman, 404-439-3323

Atlanta - January 13, 2022 -- Invesco Mortgage Capital Inc. (the “Company”) (NYSE: IVR) announced today that Don Liu will join its Board of Directors in mid-February. Mr. Liu serves as Executive Vice President, Chief Legal and Risk Officer and Corporate Secretary of Target Corporation. Mr. Liu will also join the Audit, Compensation, Nomination and Corporate Governance committees of the Invesco Mortgage Capital Inc. Board of Directors (the “Board”).

“We are extremely pleased to have Don join our Board,” said Jack Hardin, Chair of the Invesco Mortgage Capital Inc. Board of Directors. “His extensive public company and legal experience, focused on mergers and acquisitions, business development and risk management, including the development of diversity and inclusion and ESG strategies and governance protocols, will greatly benefit the Board and assist the Board’s ongoing efforts to promote principles of diversity.”

Prior to joining Target in 2016, Mr. Liu served in diverse leadership roles working across multiple business sectors and functional areas at Xerox as Executive Vice President, General Counsel and Corporate Secretary; Toll Brothers as Senior Vice President, General Counsel and Chief Compliance Officer; IKON Office Solutions as Corporate Compliance Officer and Chair of IKON Diversity Council; and Aetna U.S. Healthcare as Deputy Chief Legal Officer. Prior to becoming in-house counsel, he served as an associate at two New York City law firms specializing in securities and mergers and acquisitions. Mr. Liu received his B.A. from Haverford College and earned his J.D. from Columbia University School of Law.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that primarily focuses on investing in, financing and managing mortgage-backed securities and other mortgage-related assets. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management firm. Additional information is available at www.invescomortgagecapital.com.